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Contacts:         (Media)                                     (Investors)
                  Tara Blanco                                 Dawn Berrie
                  Uproar Inc.                                 Uproar Inc.
                  917/351-2891                                917/351-2889
                  tblanco@uproar.com                          dberrie@uproar.com
                  ------------------                          ------------------

                    -OR-

                  Todd Beck
                  iwin.com
                  310/415-2715
                  todd@iwin.com
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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

Note to editors: Digital photos of Uproar and iwin executives available.

                  UPROAR INC. AGREES TO ACQUIRE IWIN.COM, INC.
          Merged Business Would Rank as 20th Most Visited Web Property
                   Moves Profitability Goal Forward to Q4 2001

NEW YORK, July 26, 2000 - Strengthening its position in the online entertainment space, Uproar Inc. (Nasdaq: UPRO), producer of uproar.com, a leading online entertainment destination, today announced that it has signed a definitive agreement to acquire iwin.com, Inc., a leading games-for-prizes and Internet lottery site.

According to Media Metrix, Uproar ranked as the 38th most visited Web property with 5.8 million unique users, and iwin.com ranked 59th with 4.7 million unique users in June 2000. This transaction will increase Uproar's unduplicated unique user audience to approximately 9.2 million, which would place it as the 20th most visited Web site on the Internet according to Media Metrix, May 2000.

Under the terms of the definitive agreement, Uproar will acquire all outstanding shares of iwin.com in a stock-for-stock transaction in which iwin.com stockholders will receive an aggregate of approximately 14.7 million shares of Uproar common stock.

"With access to one of the world's largest online entertainment audiences, an extensive array of Internet marketing options and a large inventory of both performance-based and impression-based advertising opportunities, Uproar is poised to become an even more attractive platform for advertisers," said Kenneth Cron, Chairman and Chief Executive Officer of Uproar. "Combining the two companies broadens our content which we believe will dramatically increase our unique user base and audience reach. We anticipate that this will greatly enhance our ability to attract premier advertisers and significantly accelerate our path to profitability."

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"iwin and Uproar have very similar target audiences, but offer users significantly different and extremely complementary content," said Fred Krueger, Founder and CEO if iwin.com. "Uproar's strong multi-player games category blends perfectly with iwin's games-for-prizes and Internet lottery content. Together, we are going to deliver a full spectrum of online entertainment to a much broader combined audience. This is truly a win-win proposition for our users, advertisers, and stockholders."

Strong Management Team
Under the terms of the definitive agreement, Kenneth Cron will continue as Chairman and CEO of Uproar, with Christopher Hasset as President and COO. Fred Krueger, iwin's Founder and CEO, will be named Vice Chairman of Uproar and Scott Kaufman, iwin's Vice President of Product Management will be appointed to Executive Vice President of Product Development of Uproar. In addition, iwin.com will be represented by three seats on Uproar's Board of Directors.

About Uproar
Uproar Inc. produces uproar.com, a leading online entertainment destination offering games and game shows such as Family Feud, Puzzle A-Go-Go, Trivia Blitz and Blowout Bingo, with chances to win prizes. With approximately 8.3 million registered users and 5.8 million unique users per month, Uproar ranks among the top 50 Web properties and reaches 7.6 percent of the online audience. The uproar.com network has consistently ranked among the five stickiest networks on the Internet. More than 39,000 sites are Uproar syndicate members and Uproar sites are available in 14 languages worldwide. Headquartered in New York with offices in San Francisco, London, Hamburg and Budapest, Uproar is publicly traded on both the Nasdaq National Market system and the European Association of Securities Dealers' Automated Quotation system.

About iwin.com
iwin.com is a leading games-for-prizes and Internet lottery site, offering free games and prizes, as well as eXtremelotto, iwin's daily $1 million online lottery drawing. iwin players accumulate points, called iCoins, to enter drawings for major prizes such as exotic vacations, cash, electronics, computers, gift certificates, luxury goods, jewelry, toys, and Hollywood-themed prizes. iwin also operates lottoeXtremo.com, a Spanish-language version of eXtremelotto. Headquartered in Los Angeles, iwin is completely advertiser supported and specializes in the creation and execution of custom online promotions for marketers across all product and service categories. iwin's pure-play entertainment environment enables marketers to reach a massive audience of entertainment seeking Internet users with compelling advertainment content.

This press release contains statements of a forward-looking nature relating to future events or future financial results of Uproar Inc. and iwin. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors which could cause actual events or results to differ materially from those indicated in such forward-looking statements, including the risk that Uproar will not be successful in consummating the transaction, implementing and integrating iwin's business into Uproar's operations, and achieving the operating efficiencies necessary to obtain the desired results of this transaction. Investors are directed to Uproar's reports and documents filed from time to time with the Securities and Exchange Commission and with EASDAQ for additional factors that should be considered before investing in Uproar's securities.